UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 24, 2008 (Date of earliest event reported)

CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	0-4604	31-0746871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 S. Gilmore Road, Fairfield, Ohio		45014-5141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 870-2000

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01 Other Events.

As noted in its Annual Report on Form 10-K filed February 29, 2008, Cincinnati Financial Corporation is making changes to its retirement benefit plans.  These changes will introduce a company match to its 401(k) Savings Plan and, over time, will phase out the defined benefit plan. Current participants in the defined benefit plan 40 years of age or older have the option of continued participation in the defined benefit plan or participating in the company’s 401(k) plan with a company match. All other associates will be eligible to participate in the company’s 401(k) Savings Plan.  The company match in the 401(k) Savings Plan will be 100 percent of the first 6 percent of eligible compensation deferred by the associate, effective September 1, 2008.

To facilitate these plan changes, the company intends to freeze entry into the defined benefit plan effective June 30, 2008. Except for those participants over the age of 40 who elect to remain in the defined benefit plan, the company intends to freeze benefit accruals under the defined benefit plan effective August 31, 2008. This action is expected to affect approximately half of the company’s approximately 4,100 current associates. Associates leaving the defined benefit plan will receive a distribution of their accrued pension benefit that they may elect to roll to the new 401(k) plan.  The company anticipates that it will receive the requisite regulatory approval and make the distributions by the end of 2008.

This action is designed to keep the company competitive in its industry by offering attractive and fair retirement benefits to current and prospective associates and by decreasing balance sheet fluctuations associated with a defined benefit plan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI FINANCIAL CORPORATION

Date: June 24, 2008	/S/ James E. Benoski
James E. Benoski
Vice Chairman, President, Chief Operating Officer and Chief Insurance Officer